EXHIBIT 99.13

Avocent Corporation Announces Senior Management Promotions; Douglas E. Pritchett Named Executive Vice President of Global Marketing; Edward H. Blankenship Named Senior Vice President of Finance and Chief Financial Officer

    HUNTSVILLE, Ala.--(BUSINESS WIRE)--July 21, 2005--Avocent Corporation (NASDAQ:AVCT) today announced two senior management promotions. Douglas (Dusty) E. Pritchett was named Executive Vice President of Global Marketing and Edward (Teddy) H. Blankenship was named Senior Vice President of Finance and Chief Financial Officer.
    "The promotions of Dusty Pritchett and Teddy Blankenship to their new roles within Avocent highlight their contributions to the Company," stated John R. Cooper, Chairman and CEO of Avocent. "Dusty has served as CFO of Avocent since inception and has significant experience in working with our global operations. In his new role as head of global marketing, he will be responsible for setting the strategic focus of our marketing programs and integrating our new digital and embedded technology products into our traditional sales channels while developing new markets for Avocent.
    "Teddy Blankenship brings a strong accounting and finance background to support his new role as Avocent's Chief Financial Officer. Since joining our Company, he has served as our Vice President and Chief Accounting Officer and taken on increasing responsibilities in financial management. He is also backed by a strong accounting, finance and treasury staff, making the transition between Dusty and Teddy a seamless one," stated Mr. Cooper.
    Douglas (Dusty) E. Pritchett (age 49) has been Executive Vice President of Finance, Chief Financial Officer, and Assistant Secretary since February 2005. Prior to that, he served as Avocent's Senior Vice President of Finance, Chief Financial Officer, Treasurer, and Assistant Secretary from Avocent's inception in July 2000. He held the same positions at Cybex Computer Products Corporation, one of Avocent's predecessors, since September 1998.
    Edward (Teddy) H. Blankenship (age 40) has been Vice President and Chief Accounting Officer of Avocent since joining the Company in 2002. Prior to joining Avocent, he was a partner with PricewaterhouseCoopers LLP, where he spent 15 years in assurance and accounting services in U.S. and international offices. Most recently, he was a partner in the firm's Global Capital Markets Group in London. He led advisory and audit engagements for public and private multinational clients in various industries, including technology, financial services, and health care. Mr. Blankenship was also named Assistant Secretary of Avocent Corporation.
    "These changes in our senior management structure are part of our Board's plan to extend the depth and breadth of our management team. The promotions of Dusty and Teddy to these key positions highlight the significant talent we have at Avocent and the contributions they have made to our growth in recent years," concluded Mr. Cooper.

    About Avocent Corporation

    Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, service providers and financial institutions worldwide. Branded products include switching, extension, intelligent platform management interface (IPMI), remote access and video display solutions. Additional information is available at: www.avocent.com.

    CONTACT: Avocent Corporation, Huntsville
             Dusty Pritchett, 256-217-1300
             or
             Teddy Blankenship, 256-217-1301